Exhibit 99.1
Magnite Files Lawsuit Against Google
Seeks Damages and Other Remedies Relating to Unlawful Monopoly in Ad Tech Following U.S. District Court Ruling
NEW YORK - September 16, 2025 - Magnite (NASDAQ:MGNI), the largest independent sell-side advertising company, announced that it had filed a lawsuit in the U.S. District Court for the Eastern District of Virginia against Google seeking financial damages and other remedies, in light of the April 2025 U.S. District Court’s ruling, which found Google had "willfully engaged in a series of anticompetitive acts to acquire and maintain monopoly power" in the ad exchange and ad server markets.
Google’s dominance of open-web display advertising has stifled growth, innovation, and investment in the industry for more than a decade. Magnite’s complaint outlines Google’s exclusionary scheme to lock publishers into its ad server and to preference its own exchange. That conduct ultimately deprived Magnite and other independent players the opportunity to compete fairly and grow their businesses, while harming publishers and advertisers alike.
“Magnite was founded to help publishers thrive by maximizing their advertising yield through innovative technology, trusted guidance, and a transparent marketplace that efficiently connects them to buyers,” said Michael Barrett, CEO of Magnite. “For years, Google undermined our ability to execute on this mission with practices that favored its own business over the health of the open web, causing harm to publishers, advertisers, and partners like us. We look forward to a future that promotes healthy competition, ongoing innovation, and value creation for the ecosystem as a whole.”
Magnite is represented in this litigation by Kressin Powers LLC. The full complaint is available here: https://ml.globenewswire.com/resource/download/f74462d1-5f09-4b15-9101-2bdf7dd7c73e
About Magnite
We’re Magnite (NASDAQ: MGNI), the world’s largest independent sell-side advertising company. Publishers use our technology to monetize their content across all screens and formats including CTV, online video, display, and audio. The world’s leading agencies and brands trust our platform to access brand-safe, high-quality ad inventory and execute billions of advertising transactions each month. Anchored in bustling New York City, sunny Los Angeles, mile high Denver, historic London, colorful Singapore, and down under in Sydney, Magnite has offices across North America, EMEA, LATAM, and APAC.
Forward-Looking Statements
This press release contains forward-looking statements, including statements concerning the Company’s action against Google and the outcome of that action. Forward-looking statements are based on assumptions and estimates, and are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from expectations or results projected or implied by forward-looking statements, including factors identified under the caption “Risk Factors” in filings we have made and will make from time to time with the Securities and Exchange Commission, or SEC, including our Annual Report on Form 10-K for the year ended December 31, 2024 and subsequent Quarterly Reports on Form 10-Q. Forward-looking statements are not guarantees of future performance or events and investors are cautioned not to place undue reliance on any forward-looking statement. Furthermore, forward-looking statements speak only as of the date on which they are made, and, except as required by law, the company disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.
Media Contact:
Charlstie Veith
 cveith@magnite.com

Investor Contact:
Nick Kormeluk
 nkormeluk@magnite.com